EXHIBIT 11

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                               Three months ended                        Nine months ended
                                                  September 30,                             September 30,
                                                  -------------                            -------------
                                              2002                2001                2002                2001
                                          -----------         -----------         -----------         -------------
Basic earnings:

Net (loss)                                $  (235,289)        $   (86,107)        $  (366,567)        $    (449,639)
                                          -----------         -----------         -----------         -------------

Shares:
Weighted common shares outstanding
                                            8,929,491           1,215,115           6,323,976             1,189,717
                                          -----------         -----------         -----------         -------------

Basic and diluted net  (loss) per share   $     (0.03)        $     (0.07)        $     (0.06)        $       (0.38)
                                          ===========         ===========         ===========         =============


NOTE:  All common share equivalents are anti-dilutive.